Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 17, 2017	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 28, 2017 was $19.9 million, or $0.41 per share ($0.41 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 28, 2017 decreased 6.2 percent to $224.3 million from net sales of $239.2 million for the prior year 13-week fiscal quarter ended October 29, 2016. Comparable store net sales for the 13-week period ended October 28, 2017 decreased 5.9 percent from comparable store net sales for the prior year 13-week period ended October 29, 2016. Online sales decreased 1.2 percent to $23.4 million for the 13-week period ended October 28, 2017, compared to net sales of $23.7 million for the 13-week period ended October 29, 2016.

Net sales for the 39-week fiscal period ended October 28, 2017 decreased 9.0 percent to $632.2 million from net sales of $694.9 million for the prior year 39-week fiscal period ended October 29, 2016. Comparable store net sales for the 39-week period ended October 28, 2017 decreased 8.8 percent from comparable store net sales for the prior year 39-week period ended October 29, 2016. Online sales decreased 4.3 percent to $64.7 million for the 39-week period ended October 28, 2017, compared to net sales of $67.6 million for the 39-week period ended October 29, 2016.

Net income for the third quarter of fiscal 2017 was $19.9 million, or $0.41 per share ($0.41 per share on a diluted basis), compared with $23.4 million, or $0.49 per share ($0.48 per share on a diluted basis) for the third quarter of fiscal 2016.

Net income for the 39-week fiscal period ended October 28, 2017 was $47.7 million, or $0.99 per share ($0.99 per share on a diluted basis), compared with $62.0 million, or $1.29 per share ($1.28 per share on a diluted basis) for the 39-week period ended October 29, 2016.

Management will hold a conference call at 9:30 a.m. EST today to discuss results for the quarter. To participate in the call, please call (800) 230-1093 for domestic calls or (612) 288-0337 for international calls and reference the conference code 432975. A replay of the call will be available for a two-week period beginning today at 11:30 a.m. EST by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 432975.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 462 retail stores in 44 states. As of the end of the fiscal quarter, it operated 461 stores in 44 states compared with 470 stores in 44 states at the end of the third quarter of fiscal 2016.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

SALES, Net of returns and allowances	$224,307	$239,213	$632,208	$694,913

COST OF SALES (Including buying, distribution, and occupancy costs)	133,379	142,339	385,424	423,428

Gross profit	90,928	96,874	246,784	271,485

OPERATING EXPENSES:
Selling	50,684	50,820	144,281	144,448
General and administrative	9,307	9,234	29,113	29,705
	59,991	60,054	173,394	174,153

INCOME FROM OPERATIONS	30,937	36,820	73,390	97,332

OTHER INCOME, Net	808	497	2,642	1,500

INCOME BEFORE INCOME TAXES	31,745	37,317	76,032	98,832

PROVISION FOR INCOME TAXES	11,841	13,920	28,360	36,866

NET INCOME	$19,904	$23,397	$47,672	$61,966

EARNINGS PER SHARE:
Basic	$0.41	$0.49	$0.99	$1.29

Diluted	$0.41	$0.48	$0.99	$1.28

Basic weighted average shares	48,218	48,107	48,218	48,107
Diluted weighted average shares	48,339	48,259	48,331	48,230

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	October 28, 2017	January 28, 2017 (1)	October 29, 2016

CURRENT ASSETS:
Cash and cash equivalents	$205,247	$196,536	$163,006
Short-term investments	52,202	49,994	49,987
Receivables	11,247	8,210	13,427
Inventory	128,821	125,694	148,193
Prepaid expenses and other assets	8,317	6,023	7,320
Total current assets	405,834	386,457	381,933

PROPERTY AND EQUIPMENT	462,798	459,359	464,507
Less accumulated depreciation and amortization	(306,655)	(290,364)	(289,547)
	156,143	168,995	174,960

LONG-TERM INVESTMENTS	18,386	18,092	19,828
OTHER ASSETS	7,760	6,303	4,850

Total assets	$588,123	$579,847	$581,571

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$41,294	$25,079	$36,314
Accrued employee compensation	14,899	26,906	15,651
Accrued store operating expenses	17,044	14,695	16,440
Gift certificates redeemable	14,853	21,199	16,088
Income taxes payable	4,087	10,737	2,751
Total current liabilities	92,177	98,616	87,244

DEFERRED COMPENSATION	14,581	13,092	12,571
DEFERRED RENT LIABILITY	35,452	37,600	38,602
Total liabilities	142,210	149,308	138,417

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,841,280 shares at October 28, 2017, 48,622,780 shares at January 28, 2017, and 48,622,780 shares at October 29, 2016	488	486	486
Additional paid-in capital	143,670	139,398	139,670
Retained earnings	301,834	290,737	303,176
Accumulated other comprehensive loss	(79)	(82)	(178)
Total stockholders’ equity	445,913	430,539	443,154

Total liabilities and stockholders’ equity	$588,123	$579,847	$581,571

(1) Derived from audited financial statements.